EXHIBIT 99.1

PRESS RELEASE

By:	Expeditors International of Washington, Inc.

1015 Third Avenue, Suite 1200

Seattle, Washington 98104

CONTACT:	R. Jordan Gates President and Chief Operating Officer
(206) 674-3427	FOR IMMEDIATE RELEASE

Sandy K.Y. Liu Resigns as Asia C.O.O.

SEATTLE, WASHINGTON – June 24, 2008 –Expeditors International of Washington, Inc. (NASDAQ: EXPD), a global logistics company today announced that Sandy K.Y. Liu, the Company’s Chief Operating Officer-Asia has tendered his resignation effective August 17, 2008. Mr. Liu is one of the Company’s executive officers, having served in this capacity for the last seven and one-half years. Prior to accepting the Chief Operating Officer position, Mr. Liu had a distinguished 31-year career with Taiwan-based China Airlines, culminating with his appointment as President of China Airlines in 1998.

Peter J. Rose, Chairman and Chief Executive Officer commented “It’s been great to have Sandy with us for the time he was here. He has always been a positive force, both internally to our employees and externally to our customers and service providers. Expeditors has benefited greatly from his professionalism, his experience and, of course, from his commitment to customer service. Sandy was an original member of our Global Customer Service Team, and while his influence will be greatly missed, his contributions will not be forgotten,” concluded Mr. Rose.

“We are obviously very saddened by Sandy’s decision,” said James L.K. Wang, President-Asia and a member of the Company’s Board of Directors. “We’ve enjoyed a long association with Sandy, both as a service provider, during his long tenure at China Airlines, and especially during the past several years while he has served as a key member of our executive management team. Having worked together to grow our market share and increase our customer service capabilities in the Asian market and to expand our Asia-to-Europe trade lane, we all share a special bond with Sandy. He will always be remembered here as a smart guy with good, creative ideas and excellent professional experience. We will miss his positive attitude and his commitment to both our culture and our customers,” added Mr. Wang.

“I treasure every moment that I have worked at Expeditors,” Mr. Liu said. “I’ve learned a great deal about the Company’s unique culture and its professionalism. I have particularly enjoyed the relationships that I have developed with my colleagues, with our customers and with our service providers. I have pledged to both Peter and James my active involvement in facilitating a smooth transition. I’ll be here right up until my last day, doing the same things, in the same way that I’ve done them at Expeditors for that past seven and one-half years—assisting our employees in their efforts to deliver the best customer service in the industry,” concluded Mr. Liu.

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 179 full-service offices and 69 satellite locations and 4 international service centers located on six continents linked into a seamless worldwide network through an integrated information management system. Services include air and ocean freight forwarding, vendor consolidation, customs clearance, marine insurance, distribution and other value added international logistics services.

Forward-Looking Statements

This document contains a forward-looking statement which is based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in the forward looking statement depending on a variety of factors including but not limited to changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, or the unpredictable acts of competitors.